TRANSITION SERVICES AGREEMENT

          THIS TRANSITION SERVICES AGREEMENT (the "Agreement") is made and entered into as of September 9, 2005 by and between PHARMACEUTICAL FORMULATIONS, INC., a Delaware corporation ("PFI") and LEINER HEALTH PRODUCTS L.L.C., a Delaware limited liability company ("Leiner").

W I T N E S S E T H :

           WHEREAS, Leiner and PFI entered into that certain Asset Purchase and Sale Agreement dated July 8, 2005 (the "Purchase Agreement") pursuant to which Leiner agreed to purchase certain assets used in or required for the PFI Business; and

           WHEREAS, Leiner desires that PFI provide, and PFI has agreed to provide, certain Transition Services (as hereinafter defined) to the PFI Business on behalf of Leiner during the Transition Period (as hereinafter defined) under the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Leiner and PFI agree as follows:

1. Definitions. All capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.

          2. Transition Period. The term of this Agreement shall commence on the later of the first day following Closing and September 24, 2005 and end on October 28, 2005 (the "Transition Period"). Upon the expiration of the Transition Period, all necessary and appropriate documentation required by the FDA and maintained by PFI in performing the Transition Services shall be transferred to Leiner in a timely manner. During normal business hours during the Transition Period, PFI personnel shall be available to Leiner to address any questions or issues with respect to such documentation.

          3. Transition Services. During the Transition Period, PFI shall perform all services necessary to produce the quantities of Products set forth in Exhibit A hereto (the "Transitional Products"). In connection with the production of the Transitional Products, PFI shall perform and provide such administrative, processing, and other services as reasonably required by Leiner to operate the PFI Business, including, without limitation, the production, testing, and packaging in bulk of the Transitional Products (collectively, "Transition Services"). PFI shall provide and bear the cost of all personnel and operating expenses necessary to continue the operation of the PFI Business during the Transition Period. Leiner shall be obligated to compensate PFI for Transitional Products delivered by PFI during the Transition Period in accordance with the terms hereof.

4. Raw Materials. Except for raw materials listed in Exhibit B hereto, PFI shall acquire, or use its best efforts to acquire, prior to the Closing Date the raw materials required to manufacture, test, and package the Transitional Products and those raw materials shall constitute part of the PFI Inventory. PFI shall utilize the PFI Inventory in providing the Transition Services during the Transition Period as provided herein. In the event that the PFI Inventory is depleted prior to the end of the Transition Period, Leiner may purchase or arrange to have purchased all additional materials (the "Leiner Materials") required to provide the Transition Services contemplated hereunder. Leiner further agrees to provide or arrange to have provided to PFI those raw materials set forth on Exhibit B hereto.

a)	If raw materials ordered in a timely manner by PFI for the purposes of fulfilling the Transition Services arrive after the Closing Date, such raw materials shall constitute part of the Leiner Materials.

b)	The parties explicitly acknowledge that PFI Inventory on-hand at the Closing Date, all Leiner Materials, and all raw materials set forth on Exhibit B hereto will be owned by Leiner during the Transition Period.

5. Payment. In exchange for PFI providing the Transition Services, Leiner agrees to pay to PFI up to two million two hundred and fifty thousand dollars ($2,250,000.00) plus payment for Excess Production (as defined below) via wire transfer as follows:

a)	On the first Friday of the Transition Period, $450,000.00.

b)	Delivery of Transitional Product shall be deemed to have occurred when Transitional Products have been: (i) released by PFI's Quality Control Department; (ii) palletized; and (iii) available for pick-up by a common carrier.

c)	On the second, third, and fourth Fridays of the Transition Period, $5.625 for every 1,000 pills of conforming Transitional Product delivered in the prior applicable week, provided that the total quantity of each type of pill delivered in the Transition Period does not exceed the quantity for such pill listed in Exhibit A hereto.

d)	Subject to Section 5.1, on November 18, 2005, $5.625 for every 1,000 pills of conforming Transitional Product delivered in the fifth week of the Transition Period (such aggregate amount, the "Fifth Week Payment"), provided that the total quantity of each type of pill delivered in the Transition Period does not exceed the quantity for such pill listed in Exhibit A hereto.

5.1. The Fifth Week Payment shall be adjusted to reconcile all payments already made for Transitional Products with actual quantities of Transitional Products delivered by PFI, using the prices defined in this Agreement.

5.2. Each Friday of the Transition Period PFI will provide to Leiner an invoice detailing the quantity and types of Transitional Product delivered.

5.3. In the event that PFI produces and delivers more Transitional Product of a certain pill type than is called for in Exhibit A hereto, Leiner shall be obligated to purchase up to an additional 20% of the volume for such pill type called for in Exhibit A ("Excess Production") at prices listed in Exhibit C hereto. Payment for such Excess Production will be made simultaneously with the Fifth Week Payment.

5.4. In the event that Leiner does not provide the raw materials listed in Exhibit B and such failure is the direct cause of PFI being unable to produce Transitional Products in a given week as a result, then Leiner shall pay PFI in accordance with Section 5(b) or 5(c) as applicable for the quantity of pills not produced, up to 20% of the Exhibit A volume of such Transitional Product not produced, provided that if the event that causes Leiner not to provide the raw materials listed in Exhibit B is a force majeure event, then Leiner shall only be obligated to pay PFI's direct expenses.

6. Inventory Rights. In the event PFI fails to deliver 50 million pills of Transitional Product in any one week of the Transition Period, Leiner may take any raw material or bulk pill inventory from the Edison Facility during the Transition Period. Leiner shall pay PFI under the terms of Section 5 above for any Transitional Products removed by Leiner from the Edison Facility. In the event that PFI is not able to produce pills as a result of a documented shortage of raw materials caused by Leiner's removal of such raw material inventory, then Leiner shall pay PFI the lesser of: (i) payment for 20% of the Exhibit A volume of such pill type;; and (ii) the sum of what Leiner would have paid for Transitional Products that could have been produced with the volume of raw material removed by Leiner, provide that PFI otherwise had the necessary resources and materials to produce such volume. Notwithstanding any provision of this Section 6, PFI shall remain responsible for having the necessary raw materials on-hand as provided in Section 4 above.

           7. Transportation of the Transitional Products. Leiner shall arrange for and bear the cost of all transportation of the Transitional Products from the Edison Facility and such shipments shall be FOB at the dock at PFI's facility.

           8. Use of Leiner Assets. During the Transition Period, PFI shall have the right to use manufacturing and lab equipment that after the Closing Date will be owned by Leiner but located in the Edison Facility (the "Leiner Equipment"). PFI may only use the Leiner Equipment for production of Transitional Products for Leiner. Additionally, PFI may use the Leiner Materials, but only for Transitional Products to be supplied to Leiner. PFI will provide to Leiner a list of PFI Inventory and/or Leiner Materials used for Transition Services with each invoice. PFI shall use commercially reasonable care consistent with past practice when using, maintaining and handling the Transitional Products, PFI Inventory, Leiner Materials and/or Leiner Equipment. Leiner agrees that it shall not remove any Leiner Equipment that is necessary to fulfill the Transition Services during the Transition Period, unless agreed to by both parties.

9. Leiner's Access to Edison Facility. During normal business hours through November 4, 2005, Leiner shall be entitled to access, at Leiner's expense, the Edison Facility as follows:

a)	For the purposes set forth in Sections 6 and 7.

b)	To visit and inspect PFI's production facilities so as to assure compliance with the representations, warranties and covenants governing manufacture and storage of the Transitional Products.

10. Representations and Warranties. PFI makes the following representations and warranties:

a)	The Transitional Products (1) shall be manufactured, packaged, labeled, stored and transported in conformance with all Applicable Laws and the Specifications (as hereinafter defined), (2) shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetics Act of 1938, as amended, including current good manufacturing practice regulations (the "FD&C Act"), and (3) shall not be a product which would violate any section of the FD&C Act if introduced into interstate commerce; and

b)	The Transitional Products shall comply with Section 3.12(a) of the Asset Purchase Agreement.

11. Covenants. During the Transition Period, PFI covenants as follows:

a)	PFI, at its expense, shall perform all stability, validation and other raw material and in-process and finished product tests or checks required by the Specifications and Applicable Laws in order to assure the conformity of the Transitional Products to the Specifications;

b)	PFI shall advise Leiner of (A) any known noncompliance and of the testing or inspection results of batches of the Transitional Products, and (B) Transitional Products that do not strictly comply with the Specifications or Applicable Law;

c)	PFI shall provide to Leiner a certificate of analysis (a "Certificate of Analysis") for each batch of Transitional Products delivered by PFI, which shall confirm that the Transitional Products conform to the specifications attached in Exhibit D hereto (the "Specifications"). The definition of Specifications explicitly includes the ANDA for each applicable Transitional Product.

d)	PFI shall maintain its current level of commercial general liability insurance and products liability insurance through the Transition Period. PFI shall further use its best efforts to name Leiner as an additional insured on its insurance policies.

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of PFI and Leiner with respect to the subject matter hereof. This Agreement may not be modified or amended except by a writing signed by both parties.

           13. Quality; Non-Conforming Goods. Leiner shall have thirteen (13) days from the date of delivery of the Transitional Products to inspect the Transitional Products in accordance with its standard operating procedures; provided that Leiner's acceptance of any products delivered shall not preclude it from making claims with respect to a breach of any of the representations, warranties and covenants set forth herein. During such period Leiner shall have the right to reject any products that do not comply with Applicable Laws, are not accompanied by a Certificate of Analysis, fail to comply with Specifications, or are otherwise nonconforming.

14. Indemnification.

a)	PFI shall indemnify, defend and hold harmless, and pay to and reimburse Leiner, its directors, officers, employees and agents from and against any and all third party claims and losses, damages and liabilities (including those relating to personal injury, death or property damage), including reasonable attorneys' fees, relating thereto, incurred by any of them arising out of, relating to or occurring as a result of PFI's negligence or willful misconduct or the breach of any representation, warranty or covenant made by PFI in this Agreement or any defect in any Transitional Product except to the extent incurred as a result of Leiner's negligence, provided, however, any liability on the part of PFI pursuant to this Section 14 shall not exceed any amounts paid to or on behalf of Leiner under PFI's insurance policies on which Leiner is a named additional insured, as provided in Section 11(d), from and after the end of the Transition Period.

b)	Leiner shall indemnify, defend and hold harmless, and pay to and reimburse PFI, its directors, officers, employees and agents from and against any and all third party claims and losses, damages and liabilities (including those relating to personal injury, death or property damage), including reasonable attorneys' fees, relating thereto, incurred by any of them arising out of, relating to or occurring as a result of Leiner's negligence or willful misconduct or the breach of any representation, warranty or covenant made by Leiner in this Agreement.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. A facsimile signature shall constitute an original.

           16. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal substantive laws of the State of New York.

           17. Disputes. Any disputes arising out of this Agreement shall be resolved in accordance with Section 10.11 of the Purchase Agreement.

           18. Severability. If any provision(s) of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such invalid or unenforceable provision(s) shall not affect the validity or enforceability of the remaining provisions hereof which shall remain in full force and effect. In lieu of each invalid or unenforceable provision shall be substituted a valid provision that most closely approximates the intent and effect of the invalid provision.

           19. Further Assurances. PFI and Leiner shall, from time to time, upon the request of the other party, take any and all actions as are reasonably necessary for the implementation and consummation of the transactions contemplated herein. Without limiting the foregoing, PFI shall provide such commercially reasonable assistance, information and services as Leiner may require in transitioning the Transition Services after the Transition Period.

20. Assignment. This Agreement may not be assigned by PFI or Leiner without the prior written consent of the other party.

[Remainder of page is blank. Signature page follows.]

          IN WITNESS WHEREOF, PFI and Leiner have caused this Transition Services Agreement to be duly executed as of the date first written above.

LEINER HEALTH PRODUCTS, L.L.C. By: Name: Gale K. Bensussen Title: President PHARMACEUTICAL FORMULATIONS, INC. By: Name: Title:

EXHIBIT A

QUANTITIES OF TABLETS REQUIRED

                Description             PFI Code                 Quantity
                -----------             --------                 --------
             Ibuprofen tables           22183F                  300,000,000
             Cimetidine                 22519F                   15,000,000
             Ibuprofen gelcaps          22254Q                   16,000,000
             Ibuprofen caplets          22273F                   40,000,000
             Ibu/pseudo                 22453F                    4,000,000
             Correctol                  22598B                   25,000,000

EXHIBIT B

RAW MATERIALS TO BE SUPPLIED BY LEINER

Ibuprofen active pharmaceutical ingredient

EXHIBIT C

PRICES FOR EXCESS PRODUCTION

                                                                 Price per
                Description             PFI Code                  1,000
                -----------             --------                 --------
             Ibuprofen tables           22183F                   $0.86
             Cimetidine                 22519F                   $2.05
             Ibuprofen gelcaps          22254Q                   $5.29
             Ibuprofen caplets          22273F                   $0.82
             Ibu/pseudo                 22453F                   $3.75
             Correctol                  22598B                   $3.21